FOR MORE INFORMATION, CONTACT:                                     EXHIBIT 99.1
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                           THIRD QUARTER 2005 RESULTS

o    Funds from  Operations of $14.8  Million or $.67 Per Share,  an Increase of
     4.7%
o    Net Income  Available  to Common  Stockholders  of $5.2 Million or $.23 Per
     Share
o    Percentage Leased 94.8%, Occupancy 93.6%
o    Same Property Net Operating Income Growth of 1.0%
o    Paid 103rd Consecutive Quarterly Dividend - $.485 Per Share
o    Development Projects of $53.1 Million Under Construction or In Lease-Up
o    Debt-to-Total Market Capitalization of 29.6% at Quarter End
o    Interest Coverage of 3.7x and Fixed Charge Coverage of 3.3x

JACKSON, MISSISSIPPI, October 24, 2005 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and nine months ended September 30, 2005.

FUNDS FROM OPERATIONS

For the quarter ended September 30, 2005, funds from operations (FFO) available to common stockholders was $.67 per share compared with $.64 per share for the same period of 2004, an increase of 4.7%. The increase in FFO for the third quarter was primarily due to higher property net operating income (PNOI) of $1,910,000 (a 9.2% increase). This increase in PNOI resulted from $1,117,000 attributable to 2004 and 2005 acquisitions, $596,000 from newly developed properties and $197,000 from same property growth.

For the nine months ended September 30, 2005, FFO was $1.96 per share compared with $1.84 per share for the same period last year, an increase of 6.5%. The increase in FFO for 2005 was primarily due to higher PNOI of $6,319,000 (a 10.4% increase). The increase in PNOI resulted from $3,486,000 attributable to 2004 and 2005 acquisitions, $1,533,000 from newly developed properties and $1,300,000 from same property growth.

PNOI from same properties increased 1.0% for the quarter, and, before straight-line rent adjustments, the increase was 4.0%. Rental rate increases on new and renewal leases averaged 1.5% for the quarter. Before straight-line rent adjustments, rental rate decreases on new and renewal leases averaged 5.9%.

For the nine months ended September 30, 2005, PNOI from same properties increased 2.2%. Before straight-line rent adjustments, the increase was 5.2%. Rental rate increases on new and renewal leases averaged 2.2% for the nine months. Before straight-line rent adjustments, rental rate decreases on new and renewal leases averaged 4.1%.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

David H. Hoster II, President and CEO, stated, "We are pleased with our continuing growth in FFO per share with the third quarter representing our fifth consecutive quarter of increased FFO as compared to the previous year's quarter. It was the ninth consecutive quarter of positive same property operations for results both with and without the straight-lining of rents.

                                     -MORE-

        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

"In addition, we finished the quarter with an occupancy of 93.6%-an increase of 1.8% over our June 30 occupancy of 91.8%. This was the highest occupancy we have achieved in over four years."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.23 for the three months ended September 30, 2005 compared with $.32 for the third quarter of 2004. The third quarter of 2004 included $.07 per share from gains on sale of real estate investments. For the nine months, diluted EPS was $.70 compared with $.74 for the same period in 2004.

DEVELOPMENT

EastGroup's current development program and properties transferred during 2005 and 2004 to the portfolio increased PNOI by $596,000 in the third quarter of 2005 and $1,533,000 for the nine months.

During the third quarter, EastGroup began construction on four properties with combined square feet of 261,000 and total projected costs of $16.8 million. These developments are located in Chandler, AZ, Orlando, FL and two in San Antonio, TX; one of the San Antonio properties is 41% preleased.

In September, EastGroup acquired, in two separate transactions, 43 acres of land for future development for a combined purchase price of $5.8 million. The Freeport land (33 acres) is located in northwest Houston and will complement the Company's two other development locations. The SunCoast Commerce Park land (10 acres) is located in Fort Myers, Florida, a new market for EastGroup. As part of the purchase agreement, the Company will acquire a contiguous 20 acres in the second quarter of 2006.

Also in September, EastGroup transferred World Houston 16 (94,000 square feet) to the portfolio. World Houston 16, which was completed in January, is currently 86% leased to four customers. Upon completion of World Houston 15 and 21 (a total of 131,000 square feet with a projected total investment of $9.6 million), the Company's investment in the World Houston International Business Center will be approximately $80 million in 1.6 million square feet.

At September 30, 2005, EastGroup had 12 development properties containing 803,000 square feet with a projected total cost of approximately $53.1 million either in lease-up or under construction. EastGroup's development pipeline currently contains 247 acres, which has the potential of approximately 3.0 million square feet of new development. In addition, the Company has another 48 acres in three locations under contracts for purchase.

Mr. Hoster stated, "We have expanded EastGroup's development program to reflect both the strong leasing activity at our development properties and the overall firming of our development submarkets. Our development program has been and, we believe, will continue to be a creator of shareholder value and a major contributor to our growth in FFO."

PROPERTY SALES AND ACQUISITIONS

In September, the Company sold its remaining Sabal parcel of land in Tampa for $250,000, generating a small gain.

In October, EastGroup acquired two properties in Houston for a combined purchase price of $6,150,000. Clay Campbell contains 118,000 square feet in two business distribution buildings and was purchased for $4,025,000. Constructed in 1982, it is 100% leased to six customers and is projected to generate an unleveraged cash return of 8.6% at 100% occupancy after anticipated capital improvements. The Company purchased a 33,000 square foot business distribution building in the World Houston International Business Center for $2,125,000. Renamed World Houston 18, the building is 100% leased to a single customer and is projected to generate an unleveraged cash yield of 8.5% at 100% occupancy.

Mr. Hoster stated, "The two Houston acquisitions complement our existing assets in submarkets where we already have ownership positions. They increase our investment in Houston to over 3.5 million square feet."

                                     -MORE-

       P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

DIVIDENDS

EastGroup paid dividends of $.485 per share of common stock in the third quarter of 2005, which was the 103rd consecutive quarterly distribution to EastGroup's common stockholders. The annualized dividend rate of $1.94 per share yields 4.7% on the closing stock price of $41.42 on October 21, 2005.

EastGroup  also paid  quarterly  dividends  of $.4969  per share on its Series D
Preferred Stock on October 15, 2005 to stockholders of record as of September 30, 2005.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 29.6% at September 30, 2005. For the quarter, the Company had an interest coverage ratio of 3.7x and a fixed charge coverage ratio of 3.3x. Total debt at September 30, 2005 was $419.1 million with floating rate bank debt comprising $113.7 million of that total.

On September 2, 2005, the Company signed an application on a $39 million, nonrecourse first mortgage loan secured by five properties. The note is expected to close in late November and will have a fixed interest rate of 4.98%, a ten-year term and an amortization schedule of 20 years. The proceeds of the note will be used to reduce floating rate bank borrowings.

During 2005, the Company has repaid five mortgages. The details of these mortgages are shown in the table below:

                                                 Interest         Date            Amount
     Mortgage Debt                                 Rate          Repaid           Repaid
     --------------------------------------------------------------------------------------
     Westport Commerce Center                     8.000%        03/31/05     $  2,371,000
     Lamar Distribution Center II                 6.900%        06/30/05        1,781,000
     Exchange Distribution Center I               8.375%        07/01/05        1,762,000
     Lake Pointe Business Park                    8.125%        07/01/05        9,738,000
     JetPort Commerce Park                        8.125%        09/30/05        2,783,000
                                                ----------                   --------------
      Weighted Average/Total Amount               8.014%                     $ 18,435,000
                                                ==========                   ==============

OUTLOOK FOR REMAINDER OF 2005

FFO guidance for 2005 has been narrowed from our previous guidance on an FFO per share basis to a range of $2.64 to $2.67. Earnings per share for 2005 should be in the range of $.95 to $.97. The table below reconciles projected net income to projected FFO for 2005.

                                                                               Low Range                High Range
                                                                        ----------------------------------------------------
                                                                          Q4 2005      Y/E 2005     Q4 2005       Y/E 2005
                                                                        ----------------------------------------------------
     Net income                                                         $   6,069       23,340        6,633        23,904
     Dividends on preferred shares                                           (656)      (2,624)        (656)       (2,624)
                                                                        ----------------------------------------------------
     Net income available to common stockholders                            5,413       20,716        5,977        21,280
     Depreciation and amortization                                          9,639       38,129        9,675        38,165
     Gain on sale of depreciable real estate                                    -       (1,131)           -        (1,131)
                                                                        ----------------------------------------------------
     Funds from operations available to common stockholders             $  15,052       57,714       15,652        58,314
                                                                        ====================================================

     Diluted shares                                                        22,018       21,858       22,018        21,858

     Per share data (diluted):
     Net income available to common stockholders                        $     .25          .95          .27           .97
     Funds from operations available to common stockholders             $     .68         2.64          .71          2.67

                                     -MORE-

        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

The following assumptions and completed transactions were used for the year ending 12/31/2005:

o    Average occupancy of 92% to 93%.
o    Same store PNOI increase of 2.0% to 2.5%.
o    Existing development contributing $.14 per share in PNOI.
o Acquisitions, net of dispositions, of operating properties totaling $50-65 million during the year. No gains on sale of depreciable real estate are projected in the remaining three months.
o Lease termination fees of $795,000 recorded year-to-date and $80,000 in the remaining three months for a total of $875,000.
o    Floating  rate bank debt at an average  rate of 4.6%.
o    New fixed rate debt of $39 million on November 30, 2005 at 5%.
o Common stock offering - $29.4 million (800,000 shares) on March 31, 2005 and $2.2 million (60,000 shares) on May 2, 2005.

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company's current operations on Tuesday, October 25, 2005, at 11:00 A.M. Eastern Daylight Time (EDT). A live broadcast of the conference call is available by dialing 1-800-362-0574 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Tuesday, October 25, 2005. The telephone replay will be available until Tuesday, November 1, 2005, and can be accessed by dialing 1-800-839-6975. The replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Tuesday, November 1, 2005.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with a special emphasis in the states of Florida, Texas, California and Arizona. The Company's goal is to maximize shareholder value by being the leading provider of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 21.4 million square feet with an additional 863,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

                                     -MORE-

       P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements in this release are forward-looking, such as those pertaining to the Company's hopes, expectations, intentions, plans, beliefs, strategies regarding the future, the anticipated performance of development and acquisition properties, capital resources, profitability and portfolio performance. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to disasters and the costs of insurance to protect from such disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and risks relating to the Company's development program, including weather, delays in construction schedules, contractor's failure to perform, increases in the price of construction materials or the unavailability of such materials, difficulty in obtaining necessary governmental approvals and other matters outside the Company's control. The success of the Company also depends upon the trends of the economy, including interest rates and the effects to the economy from possible terrorism and related world events, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this release. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof. The Company assumes no obligation to update forward-looking statements. See also the Company's reports to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                                     -MORE-

       P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                  Three Months Ended           Nine Months Ended
                                                                                     September 30,               September 30,
                                                                                ----------------------------------------------------
                                                                                  2005          2004          2005          2004
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $ 31,889        28,991        93,209        84,200
Equity in earnings of unconsolidated investment                                       88             -           377             -
Mortgage interest income                                                              18             -           216             -
Gain on involuntary conversion                                                         -           154             -           154
Other                                                                                 54           120           235           231
                                                                                ----------------------------------------------------
                                                                                  32,049        29,265        94,037        84,585
                                                                                ----------------------------------------------------
EXPENSES
Operating expenses from real estate operations                                     9,204         8,216        26,405        23,715
Interest                                                                           5,738         5,082        17,508        14,958
Depreciation and amortization                                                      9,605         8,181        28,391        24,569
General and administrative                                                         1,573         1,686         5,266         4,930
Minority interest in joint venture                                                   115           122           358           366
                                                                                ----------------------------------------------------
                                                                                  26,235        23,287        77,928        68,538
                                                                                ----------------------------------------------------

INCOME FROM CONTINUING OPERATIONS                                                  5,814         5,978        16,109        16,047

DISCONTINUED OPERATIONS
  Income (loss) from real estate operations                                            -            42            (2)          206
  Gain on sale of real estate investments                                             33         1,389         1,164         1,450
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                   33         1,431         1,162         1,656
                                                                                ----------------------------------------------------

NET INCOME                                                                         5,847         7,409        17,271        17,703

Preferred dividends-Series D                                                         656           656         1,968         1,968
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $  5,191         6,753        15,303        15,735
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $   0.24          0.25          0.66          0.68
  Income from discontinued operations                                               0.00          0.07          0.05          0.08
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $   0.24          0.32          0.71          0.76
                                                                                ====================================================

  Weighted average shares outstanding                                             21,799        20,804        21,485        20,746
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $   0.23          0.25          0.65          0.66
  Income from discontinued operations                                               0.00          0.07          0.05          0.08
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $   0.23          0.32          0.70          0.74
                                                                                ====================================================

  Weighted average shares outstanding                                             22,130        21,179        21,805        21,145
                                                                                ====================================================

Dividends declared per common share                                             $  0.485         0.480         1.455         1.440

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                  Three Months Ended           Nine Months Ended
                                                                                     September 30,               September 30,
                                                                                ----------------------------------------------------
                                                                                  2005          2004          2005          2004
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $ 31,889        28,991        93,209        84,200
Operating expenses from real estate operations                                    (9,204)       (8,216)      (26,405)      (23,715)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                              22,685        20,775        66,804        60,485

Equity in earnings of unconsolidated investment
   (before interest and depreciation)                                                204             -           602             -
Mortgage interest income                                                              18             -           216             -
Gain on involuntary conversion                                                         -           154             -           154
Other income                                                                          54           120           235           231
General and administrative expense                                                (1,573)       (1,686)       (5,266)       (4,930)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
    AMORTIZATION (EBITDA)                                                         21,388        19,363        62,591        55,940

Income from discontinued operations (before depreciation and amortization) (A)         -           107            70           468
Interest expense (B)                                                              (5,738)       (5,082)      (17,508)      (14,958)
Interest expense from unconsolidated investment                                      (91)            -          (126)            -
Minority interest in earnings (before depreciation and amortization)                (150)         (158)         (463)         (473)
Gain on sale of nondepreciable real estate                                            33             -            33             -
Dividends on Series D preferred shares                                              (656)         (656)       (1,968)       (1,968)
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                      14,786        13,574        42,629        39,009

Depreciation and amortization from continuing operations                          (9,605)       (8,181)      (28,391)      (24,569)
Depreciation and amortization from discontinued operations                             -           (65)          (72)         (262)
Depreciation from unconsolidated investment                                          (25)            -           (99)            -
Share of joint venture depreciation and amortization                                  35            36           105           107
Gain on sale of depreciable real estate investments                                    -         1,389         1,131         1,450
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                        5,191         6,753        15,303        15,735

Dividends on preferred shares                                                        656           656         1,968         1,968
                                                                                ----------------------------------------------------

NET INCOME                                                                      $  5,847         7,409        17,271        17,703
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (C)
Income from continuing operations                                               $   0.23          0.25          0.65          0.66
Income from discontinued operations                                                 0.00          0.07          0.05          0.08
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $   0.23          0.32          0.70          0.74
                                                                                ====================================================

Funds from operations available to common stockholders                          $   0.67          0.64          1.96          1.84
                                                                                ====================================================

Weighted average shares outstanding for EPS and FFO purposes                      22,130        21,179        21,805        21,145
                                                                                ====================================================

(A) Includes interest expense of zero and $33,000 for the three months ended September 30, 2005 and 2004, respectively; and $64,000 and $99,000 for the nine months ended September 30, 2005 and 2004, respectively.

(B) Net of capitalized interest of $610,000 and $365,000 for the three months ended September 30, 2005 and 2004, respectively; and $1,679,000 and $1,275,000 for the nine months ended September 30, 2005 and 2004, respectively.

(C) Assumes dilutive effect of common stock equivalents.